EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NDS 2006 Long-Term Incentive Plan and the NDS UK Approved Share Option Scheme of our report dated August 31, 2006, with respect to the consolidated financial statements of NDS Group Plc, NDS Group Plc management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NDS Group plc, included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England
October 31, 2006